January 22, 2010

President’s Report
Federal Home Loan Bank of New York Declares a 5.60% Dividend
for the Fourth Quarter of 2009

I am pleased to report that our Board of Directors has approved a cash dividend for the fourth quarter of 2009 at the rate of 5.60 percent (annualized). The Home Loan Bank’s dividend rate for the first, second and third quarters was 5.60 percent. The dollar amount of the fourth quarter dividend will be approximately $74 million. The dividend will be distributed to member financial institutions on January 29, 2010.

The average rate for dividends paid on the basis of stock ownership in 2009 was 5.60 percent, and the total cash dividend paid for these four quarters was approximately $302 million.

The dividend reflects the FHLBNY’s low-risk profile and conservative investment strategy. The payout represents approximately 77% of GAAP net income for the quarter. Earnings for the quarter reflect credit charges related to other-than-temporary impairment for our private label MBS of $6.5 million, before assessments. The remaining 23 percent of net income will be put in the FHLBNY’s retained earnings to help further ensure that our members’ capital investment is protected and to help stabilize the dividend. The FHLBNY has seen increased earnings volatility across the economy, and believes that adding to our retained earnings to increase the cushion to absorb future earnings swings and stabilize future dividends is the prudent response to such volatility. After the dividend payment, unrestricted retained earnings as of December 31, 2009, will be approximately
$615 million.

The FHLBNY plans to continue to build retained earnings at a measured pace. The FHLBNY will continue to work to keep our member lenders’ investment in the cooperative safe as we promote an even stronger Home Loan Bank/community bank lending network.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.